Exhibit 10.6

Confidential

AMENDMENT OF CERTAIN QUAD/GRAPHICS, INC. STOCK OPTION
AGREEMENTS

Quad/Graphics, Inc. (the “Company”) has granted options under the Quad/Graphics, Inc. 1999 Nonqualified Stock Option Plan and the Quad/Graphics, Inc. 1990 Stock Option Plan.  The Company wishes to amend all of the stock option agreements evidencing such options that were issued prior to January 1, 2008 (collectively the “Agreements” or individually an “Agreement”). The amendments are:

1.                                       Change to Grant Date. With respect to any Agreement which has a date of grant other than January 1, solely for purposes of determining the vesting percentage and the anniversaries of the date of grant for the exercise dates in 2 below, the date of grant is automatically converted to the immediately preceding January 1 for any awards granted in January through September and to the immediately following January 1 for any awards granted in October through December.

2.                                       Time of Exercise and Expiration. Any provisions in the Agreements that relate to the time of exercise or expiration of the options under the Agreements will no longer have any effect and the time of exercise and expiration of the options under all Agreements will be handled as follows:

(i)                                     General.  The optionee may exercise the option with respect to vested Option Shares within thirty (30) days after the five-year (e.g., fifth (5th), tenth (10th), etc.) anniversaries of the January 1 date of grant.  However, the optionee may defer the right to exercise the option as of any such five-year anniversary of the date of grant until a following five-year anniversary of the date of grant.  To do so, the optionee must deliver an irrevocable written notice of deferral more than one year prior to such five-year anniversary.  Upon delivery of such written notice, the optionee may exercise the option with respect to vested Option Shares only during the thirty (30) day period that begins on the five-year anniversary of the date of grant to which the deferral applied (unless a right to exercise arises under 2(ii), (iii) or (iv) below).

(ii)                                  Separation from Service.  The optionee may exercise the option with respect to vested option shares within ninety (90) days after a separation from service; provided, however, that if the separation from service occurs after October 2nd in a calendar year, then the optionee may not exercise the option until the next calendar year, but in any case the option must still be exercised within ninety (90) days after such separation from service.  For this purpose, a “separation from service” is a separation from service between the optionee and the Company, as defined under the default rules of the applicable regulations for Section 409A of the Internal Revenue Code (“Code Section 409A”).

(iii)                               Unforeseeable Emergency.  The optionee may exercise the option with respect to the number of vested option shares necessary to satisfy an unforeseeable emergency.  For this purpose, an “unforeseeable emergency” has the meaning set forth in the applicable regulations for Code Section 409A.

(iv)                              Change of Control.  The optionee may exercise the option with respect to vested option shares within thirty (30) days after a change of control.  For this purpose, a “change of control” occurs if any one person or more than one person acting as a group acquires ownership of Company stock that, together with stock already held by such person/group, constitutes more than 50% of the total voting power of the common stock of the Company.  However, transfers to (x) lineal descendants of the transferor, (y) spouses of the transferor or such lineal descendants, or (z) trusts, partnerships or other legal entities for the benefit of the transferor or any person described in subclause (x) or (y) shall not be considered in determining whether a change of control has occurred.

(v)                                 Expiration Upon Failure to Exercise. Failure to exercise any portion of the option that becomes exercisable pursuant to 2(i), (ii) or (iv) above will result in the expiration of that portion of the option that was vested at the time the right to exercise arose.

3.                                       Unforeseeable Emergency Condition to Put Right.  The “severe financial hardship” condition for the exercise of the optionee put right is revised to the Code Section 409A term “unforeseeable emergency” as defined in 2(iii) above.

4.                                       Mechanics of Option Exercise.  The following provisions will apply to all option exercises and will control over any conflicting provisions in any of the Agreements:

(i)                                     Payment of Option Price.  At the time the optionee delivers a written notice of exercise, the optionee must submit to the Company full payment of the option price with respect to the option shares that are being purchased.  The optionee may submit payment by delivery of (i) cash or cash equivalents, (ii) certificate(s) for shares of Company stock that the optionee has owned for at least six (6) months, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, (iii) other consideration that the Company’s Board of Directors (“Board”) approves or (iv) any combination of the foregoing.  The value of the consideration described in subclauses (ii) and (iii) above will be the fair market value as determined by the Board.

(ii)                                  Certain Agreements.  As part of the steps necessary to complete the exercise of the option, the optionee must (i) enter into an agreement containing such investment representations and warranties, and take such other actions, as the Company deems appropriate for compliance with securities and other laws, (ii) enter into a restrictive stock transfer agreement, in form and substance acceptable to the Company, that may impose restrictions on the transfer of the option shares purchased upon exercise of the option, among other obligations, and (iii) enter into a shareholders’ agreement containing such provisions, and take such other actions, as the Company deems appropriate to preserve the Company’s status as a Subchapter S corporation.